OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING ORDINARY SHARES
                                       AND
                   ALL OUTSTANDING AMERICAN DEPOSITARY SHARES
         (EACH AMERICAN DEPOSITARY SHARE REPRESENTING ONE CLASS A SHARE)
                                       OF
                      ANANGEL-AMERICAN SHIPHOLDINGS LIMITED
                                       AT
                                 $5.00 PER SHARE
                                       BY
                            SUPERIOR NAVIGATION LTD.


--------------------------------------------------------------------------------
         THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON FRIDAY, MARCH 29, 2002, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

Superior Navigation Ltd., a Liberian corporation, is offering to purchase (i) all outstanding Class A ordinary shares, nominal value $1.00 each ("Class A Shares"), (ii) all outstanding Class B ordinary shares, nominal value $1.00 each ("Class B Shares" and together with the Class A Shares, "Ordinary Shares") and
(iii) all outstanding American Depositary Shares, each representing one Class A Share ("ADSs" and together with the Ordinary Shares, "Shares") of Anangel-American Shipholdings Limited, upon the terms and conditions of this Offer and the related Acceptance Form and Letter of Transmittal.

THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN AT LEAST 90% OF THE OUTSTANDING SHARES. SUPERIOR NAVIGATION LTD. WILL PURCHASE AND PAY FOR ALL SHARES VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN IF 90% HAVE BEEN TENDERED AND NOT VALIDLY WITHDRAWN WHEN THE OFFER EXPIRES. SUPERIOR NAVIGATION LTD., MAY WITHDRAW THE OFFER AT ANY TIME IF CERTAIN CONDITIONS SPECIFIED IN THIS DOCUMENT OCCUR. SUPERIOR NAVIGATION LTD. MAY UPON EXPIRATION OF THE OFFER PROVIDE A SUBSEQUENT OFFERING PERIOD OF BETWEEN THREE TO TWENTY BUSINESS DAYS DURING WHICH IT MAY ACCEPT AND PAY FOR ALL SHARES TENDERED AT THE SAME PRICE PER SHARE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

ALL REFERENCES TO DOLLARS OR $ IN THIS OFFER ARE TO THE LAWFUL CURRENCY OF THE UNITED STATES.

NEITHER THE US SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


 The Information Agent for the Offer           The International Manager for the
                 is:                                       Offer is:

    MELLON INVESTOR SERVICES LLC              FIRST EUROPEAN TRANSFER AGENT S.A.
           44 Wall Street                            5, rue Thomas Edison
              7th Floor                                 L-1445 Strassen
         New York, NY 10005                             G-D Luxembourg
Call Toll-Free in the US: +1 (877) 698-6870        Telephone: +35 2 25 47 9202
Call Collect if Outside the US: +1(201) 373-5026   Telefax: +35 2 25 47 019 500


February 12, 2002

                              IMPORTANT INFORMATION

     This Offer will expire at 12:00 midnight, New York City time, on Friday, March 29, 2002, unless Superior Navigation Ltd. ("Superior Navigation" or "Offeror") extends the Expiration Time of the Offer. "Expiration Time" means the latest time and date on which the Offer is to expire.

     In order for ADSs to be validly tendered, a completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by The Bank of New York ("Depositary") at one of its addresses set forth on the back cover page of this Offer before the Expiration Time. At the same time the Depositary must receive the American Depositary Receipt ("ADR") evidencing the tendered ADSs unless the tender is by book-entry transfer. In the latter event the Depositary must receive a Book-Entry Confirmation (defined below) before the Expiration Time, or alternatively the tendering holder may comply with the guaranteed delivery procedures described below.

     In order for Ordinary Shares to be validly tendered, a completed and duly executed Acceptance Form, together with any other required documents, must be received before the Expiration Time by Dexia Banque Internationale a Luxembourg, societe anonyme (the "Luxembourg Receiving Agent") at its address set forth on the back cover page of this Offer. At the same time the Luxembourg Receiving Agent must receive the certificate evidencing the tendered Ordinary Shares unless the tender is by book-entry transfer. In the latter event the Luxembourg Receiving Agent must receive confirmation of the Book-Entry transfer before the Expiration Time.

     Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and related materials may be directed to Mellon Investor Services LLC (the "Information Agent") in connection with the tender of ADSs and to First European Transfer Agent S.A. (the "International Offer Manager") in connection with the tender of Ordinary Shares, in each case at their respective addresses and telephone numbers set forth on the back cover page of this Offer. Copies will be furnished promptly at the Offeror's expense.

     The Offer is not made to, nor will tenders be accepted from, holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of that jurisdiction. Receipt of this document does not constitute the making of the Offer in any jurisdiction in which the making or acceptance of the Offer is not in compliance with the laws of that jurisdiction. Tenders will not be accepted from or on behalf of any such holder.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                         INFORMATION CONCERNING ANANGEL

     The information concerning Anangel-American Shipholdings Limited in this Offer has been taken from or based upon publicly available documents and records on file with the US Securities and Exchange Commission ("SEC") or other public sources and is qualified by reference to such documents and records. Superior Navigation has no knowledge indicating that any statements in this Offer are untrue or incomplete.

                           FORWARD-LOOKING STATEMENTS

     This Offer and the documents incorporated by reference in this Offer include forward-looking statements. These statements appear throughout this Offer and include statements regarding the intent, beliefs or current expectations of the Offeror and its management, including statements concerning the Offeror's strategies following completion of the Offer and its plans with respect to the acquisition of all of the equity interests in Anangel. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements as a result of various factors not all of which are foreseeable.

                              AVAILABLE INFORMATION

     Anangel is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly files reports and other information with the SEC. You can inspect and copy the reports and other information filed by Anangel at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such materials at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as Anangel, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect and copy the reports and other information filed by Anangel at the facilities of its listing agent, Dexia Banque Internationale a Luxembourg, societe anonyme, 69, route d'Esch, BP 2205, L-2953 Luxembourg.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET...........................................................5
INTRODUCTION................................................................10
SPECIAL FACTORS.............................................................11
   BACKGROUND OF THE OFFER..................................................11
   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY..............................12
   CERTAIN OTHER RIGHTS OF HOLDERS..........................................14
   POSITION OF THE OFFEROR REGARDING FAIRNESS OF THE OFFER..................14
   RELATED PARTY TRANSACTIONS...............................................16
   INTERESTS OF CERTAIN PERSONS IN THE OFFER................................16
   BENEFICIAL OWNERSHIP OF SHARES...........................................16
THE OFFER...................................................................17
   GENERAL..................................................................17
   TERMS OF THE OFFER.......................................................17
   PROCEDURES FOR TENDERING ADSS AND ORDINARY SHARES........................18
   WITHDRAWAL RIGHTS........................................................22
   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR ADSS AND ORDINARY SHARES..........23
   CERTAIN TAX CONSEQUENCES.................................................24
   PRICE RANGE OF SHARES; DIVIDENDS.........................................26
   EFFECT OF THE OFFER ON THE MARKET FOR THE ADSS AND ORDINARY SHARES.......27
   CERTAIN INFORMATION CONCERNING THE COMPANY...............................27
   CERTAIN INFORMATION CONCERNING THE OFFEROR...............................30
   INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS;
      TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.......................30
   SOURCE AND AMOUNT OF FUNDS...............................................30
   CONDITIONS OF THE OFFER..................................................30
   LEGAL MATTERS; REGULATORY APPROVALS......................................33
   EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT....................33
   FEES AND EXPENSES........................................................34
   MISCELLANEOUS............................................................34
SCHEDULE I  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
   SUPERIOR NAVIGATION LTD...................................................I
SCHEDULE II   CAYMAN ISLANDS COMPANIES LAW (2001 SECOND REVISION)  EXTRACT OF
   RELEVANT PROVISIONS APPLICABLE TO THE COMPULSORY ACQUISITION.............II

--------------------------------------------------------------------------------

                               SUMMARY TERM SHEET

     Superior Navigation Ltd. is a recently formed Liberian corporation controlled by Angelicoussis family interests. Angelicoussis family interests own approximately 81% of the Shares of Anangel-American Shipholdings Limited. Superior Navigation is offering to purchase all outstanding Class A and Class B Shares and all outstanding American Depositary Shares of Anangel, at a price of $5.00 per Share, net to the seller in cash.

     The following are some questions you, as a shareholder of Anangel, may have and answers to those questions.

     We urge you to read carefully this Offer and the related Letter of Transmittal, if you are a holder of ADSs, or Acceptance Form, if you are a holder of Ordinary Shares. The information in this summary term sheet does not contain all of the information you should consider before tendering your Shares. Additional important information is contained in the remainder of this Offer and in the related Letter of Transmittal or Acceptance Form.

Who is offering to purchase
   my Shares? ................ Our name is Superior Navigation, Ltd. We are incorporated under the laws of Liberia. See "The Offer - Certain Information Concerning the Offeror" to this Offer. We are controlled by the Angelicoussis family interests that control Anangel.

How many Shares will you
   purchase? ................. We are seeking to purchase all of the issued and outstanding Class A and Class B Shares, including the Class A Shares represented by American Depositary Shares. See the "Introduction" to this Offer.

How much are you offering to
   pay, what is the form of
   payment and will I have to
   pay any fees or
   commissions? .............. We are offering to pay $5.00, in cash, without interest, per Share, including each Share represented by an ADS. If you are the record owner and tender ADSs or Ordinary Shares, you will not have to pay brokerage fees or other expenses. If you own through a broker or other nominee, your broker or nominee may charge you a fee for tendering your ADSs or Ordinary Shares. You should consult your broker or nominee to determine whether it will charge you a fee. See the "Introduction" to this Offer.

Do you have the financial
   resources to make
   payment? .................. Funds to purchase all Shares tendered by non-Angelicoussis family interests will be provided out of the Offeror's cash on hand. The Angelicoussis family interests intend to tender their Shares in exchange for a note of the Offeror which the Offeror will repurchase with its Shares. See "The Offer - Source and Amount of Funds" in the Offer.

Is your financial condition
   relevant to my decision to
   tender? ................... We do not believe that our financial condition is relevant to your decision whether to tender
                               Shares and accept the Offer because:
                               o the Offer is not subject to any financing
                                 condition;
                               o if you tender and receive payment for your
                                 Shares, you will have no continuing equity interest in Anangel; and
                               o we may acquire all remaining Shares for the
                                 same cash price pursuant to a compulsory acquisition in accordance with the Companies Law (2001 Second Revision) of the Cayman Islands.

                                 See "Special Factors - Purpose of the
                                 Offer; Plans for the Company" for a discussion of the requirements for effecting a compulsory acquisition in accordance with the Companies Law of the Cayman Islands.

How long do I have to decide
   whether to tender? ........ You have until 12:00 midnight, New York City time, on Friday, March 29, 2002, unless the Offer is extended. Further, if you cannot deliver everything required to make a valid tender by that time, you may, if you are tendering ADSs, be able to use the guaranteed delivery procedure described later in this Offer. See "The Offer - Terms of the Offer" and "The Offer - Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

How will I be notified if you
   extend the Offer? ......... If we extend the Offer, we will inform the
                               Depositary, the Luxembourg Receiving Agent, the International Manager and the Information Agent of the extension. We will also make a public announcement through the PR Newswire of the extension, not later than 9:00 a.m. New York City time, on the business day following the day on which the Offer was scheduled to expire. See "The Offer - Terms of the Offer" in this Offer.

Are there conditions to the
   Offer? .................... Yes. The Offer is subject to several conditions, including that enough Shares are tendered and not withdrawn so that on expiration of the Offer Superior Navigation will own at least 90% of Anangel's outstanding Shares. The Offeror may also amend or terminate the Offer if certain events occur such as an actual or threatened material change in the financial condition of Anangel, governmental or judicial action with regard to Anangel, or a change in market conditions. See "The Offer - Conditions of the Offer" in this Offer.

How do I tender my Shares? ... To tender ADSs, you must deliver the certificate(s) representing your ADSs, together with a completed Letter of Transmittal, to The Bank of New York, not later than the Expiration Time of the Offer at one of its addresses listed on the back cover page of this Offer. If your ADSs are held in "street name" your nominee can tender your ADSs through The Depository Trust Company. If you cannot obtain all the documents and instruments required to be delivered to the Depositary by the Expiration Time of the Offer, you may obtain an extension of three additional New York Stock Exchange trading days to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within the three New York Stock Exchange trading days. For your tender to be valid, the Depositary must receive the missing items within that three trading day period. See "The Offer - Procedures for Tendering ADSs and Ordinary Shares" in this Offer.

                               To tender Ordinary Shares, you must deliver the certificate(s) representing your Ordinary Shares, together with a completed Acceptance Form, to Dexia Banque Internationale a Luxembourg, societe anonyme, the Luxembourg Receiving Agent, not later than the

                               Expiration Time of the Offer, at one of its address listed on the back cover of this Offer. You may only tender Ordinary Shares if you are a registered holder. If you are a beneficial owner of Ordinary Shares rather than a registered holder, you should direct your broker, dealer, commercial bank, trust company or other nominee to complete the Acceptance Form and tender the Ordinary Shares for you.

Until what time can I withdraw
  previously tendered ADSs
  or Ordinary Shares? ........ You can withdraw previously tendered ADSs and
                               Ordinary Shares at any time until the Expiration Time of the Offer (excluding any subsequent offering period) and, if we have not by April 13, 2002 agreed to accept your ADSs or Ordinary Shares for payment, you can withdraw them at any time after that date until we accept ADSs or Ordinary Shares for payment. You may not withdraw any ADSs or Ordinary Shares tendered in a subsequent offering period. See "The Offer - Terms of the Offer" and "The Offer - Withdrawal Rights" in this Offer.

How do I withdraw previously
   tendered ADSs or Ordinary
   Shares? ................... To withdraw ADSs, you must deliver a written notice of withdrawal with the required
                               information to The Bank of New York, the Depositary for this Offer, while you have the right to withdraw the ADSs. See "The Offer - Withdrawal Rights" in this Offer.

                               To withdraw Ordinary Shares, you must deliver a written notice of withdrawal with the required information to Dexia Banque Internationale a Luxembourg, societe anonyme, the Luxembourg Receiving Agent for the Offer, while you have the right to withdraw the Ordinary Shares. See "The Offer - Withdrawal Rights" in this Offer.

Will there be a subsequent
   offering period? .......... We may decide to have a subsequent offering period, depending on how many ADSs and Ordinary Shares are tendered during the initial offering period. The subsequent offering period would be a continuous extension of the original Offer period and would commence immediately at the Expiration Time of the original Offer. The subsequent offering period would be an additional period of time beginning after the Expiration Time of the Offer, during which holders of Shares may tender their Shares and receive the same $5.00 per Share.

                               The subsequent offering period, if included, would be available for a minimum of three and up to a maximum of 20 business days after the Expiration Time of the Offer. An announcement of any subsequent offering period will be made by a press release through PR Newswire. In Luxembourg announcement will be made by publishing a notice in the Luxemburger Wort. We would immediately accept and pay for all Shares validly tendered in the subsequent offering period. Holders will not have withdrawal rights with respect to Shares tendered during the subsequent offering period. For more information, see "The Offer - Terms of the Offer" in this Offer.

Have the independent
   directors on Anangel's
   board adopted a position
   on the Offer? ............. Upon receiving notice that the Offer was to be made and ascertaining that the price afforded a premium over the then existing market and Anangel's net asset value (i.e. its book value adjusted to reflect the current market value of its vessels), Anangel's independent directors endorsed the Offer subject to obtaining an opinion of an independent investment adviser that the Offer was fair to the holders of Shares other than Angelicoussis family interests. See "Special Factors - Certain Other Rights of Holders" in this Offer.

Has a fairness opinion been
   delivered in connection
   with your Offer? .......... Yes. A fairness opinion has been delivered to
                               Anangel's independent directors by an independent investment adviser and will be attached as an annex to the recommendation of the independent directors that will be filed with the SEC on
                               Schedule 14D-9. See "Special Factors - Certain Other Rights of Holders" in this Offer.

Are there any conflicts of
   interest in your Offer? ... The same Angelicoussis family interests control
                               Superior Navigation and own 81% of the Shares of Anangel. Superior Navigation can be considered to have a conflict of interests with holders of Anangel Shares not controlled by Angelicoussis family interests. See "The Offer - Interest of Directors and Executive Officers and Principal Shareholders; Transactions and Arrangements Concerning Shares" in this Offer.

Is the Offer fair in the
   opinion of Superior
   Navigation? ................Yes. See "Special Factors - Position of the
                               Offeror Regarding Fairness of the Offer" in this Offer.

What are the United States
   federal income tax
   consequences if I tender
   my Shares? ................ Generally, if you are a US taxpayer your receipt of cash for Shares in this Offer will be a taxable transaction for US federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between
                               (1) the cash you receive in the Offer and (2) your adjusted tax basis in the Shares in Anangel you tender in the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax adviser as to the particular tax consequences to you if you accept the Offer. See "The Offer - Certain Tax Consequences" in this Offer, particularly if you have a relationship with any of the Angelicoussis family interests.

Will you seek to acquire
   Anangel's entire share
   capital if all of
   Anangel's Shares are not
   tendered in the Offer? .... Yes. If we accept for payment and pay for ADSs and Ordinary Shares representing at least 90% of the Shares, we intend to take all necessary action to effect a compulsory acquisition of the Shares not acquired by us, in accordance with Section 88 of the Companies Law (2001 Second Revision) of the Cayman Islands.

                               If a compulsory acquisition takes place, we would acquire all Shares we did not acquire in the Offer for $5.00 per Share in cash. See the "Introduction" in this Offer.

Will Anangel continue as a
   public company? ........... No. If we acquire Anangel's entire share capital,
                               Anangel will no longer be publicly owned. Even if a compulsory acquisition does not take place, if we purchase 90% or more of the Shares there will likely be so few remaining holders of Shares that
                               (a) Anangel Shares will no longer meet the guidelines of the Nasdaq National Market for continued listing and may be delisted from the Nasdaq, (b) there will likely not be a public trading market for the Shares, and (c) Anangel may not be required to comply with the SEC rules relating to publicly held companies and accordingly may cease making filings with the SEC. See "The Offer - Effect of the Offer on the Market for the ADSs and Ordinary Shares" in this Offer.

If I decide not to tender,
   how will the Offer affect
   my Shares? ................ If the compulsory acquisition takes place, shareholders not tendering in the Offer will receive the same amount of cash per ADS or Ordinary Share they would have received had they tendered. Therefore, if the compulsory acquisition takes place, the only difference to you between tendering and not tendering is that you will be paid earlier if you tender in the Offer. However, if a compulsory acquisition does not take place, there may be so few remaining holders of Shares that there may not be any market for them and the delisting or deregistration described above may occur. See the "Introduction" and "The Offer - Effect of the Offer on the Market for the ADSs and Ordinary Shares" of this Offer.

What is the market value of
   Anangel's Shares as of a
   recent date? .............. On December 5, 2001, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the ADSs on the Nasdaq was $3.351 per share. The $5.00 Offer Price is a $1.649 (49%) per Share premium over the market price prior to the public announcement. On February 8, 2002, the most recent practicable date prior to the printing of this Offer, the last reported sales price of the ADSs was $4.69 per share. Holders are urged to obtain current and historical market quotations for the ADSs and Ordinary Shares. See "The Offer
                               - Price Range of Shares; Dividends" of this
                               Offer.

Who can I talk to if I have
   questions about the
   Offer? .................... For any questions you may have regarding ADSs you can call Mellon Investor Services LLC, the
                               Information Agent for the Offer, toll-free in the US at (877) 698-6870 or call collect if outside the US at +1 (201) 373-5026. For questions regarding Ordinary Shares you can call First European Transfer Agent S.A., the International Manager for the Offer at +35 2 25 47 019202. You can also access Anangel's public filings on the SEC's website at http://www.sec.gov. If you wish, you may contact Superior Navigation by calling Demetrios A. Stylianou at +30 10 946 7205 or Diane Parish at +44 207 932 5642.

--------------------------------------------------------------------------------

                                  INTRODUCTION

     Superior Navigation Ltd., a Liberian corporation ("Superior Navigation" or the "Offeror"), hereby offers to purchase (i) all outstanding Class A ordinary shares, nominal value $1.00 each ("Class A Shares"), (ii) all outstanding Class B ordinary shares, nominal value $1.00 each ("Class B Shares" and together with the Class A Shares, "Ordinary Shares"), and (iii) all outstanding American Depositary Shares, each representing one Class A Share ("ADSs" and together with the Ordinary Shares, "Shares") of Anangel-American Shipholdings Limited, a Cayman Islands company ("Anangel" or the "Company").

     The price to be paid is US$5.00 per Share in cash, without interest ("Offer Price"), upon the terms and conditions set forth in this Offer and in the related Letter of Transmittal (for ADSs) and Acceptance Form (for Ordinary Shares). This Offer, together with the Letter of Transmittal and Acceptance Form, as they may be amended or supplemented from time to time, constitute the "Offer".

     The Offeror is controlled by the same Angelicoussis family interests that control approximately 81% of the Shares of Anangel.

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO EXPIRATION OF THE OFFER, SHARES WHICH REPRESENT AT LEAST 90% OF THE OUTSTANDING SHARES ("MINIMUM CONDITION"). SUPERIOR NAVIGATION WILL PURCHASE AND PAY FOR ALL SHARES TENDERED IF THE MINIMUM CONDITION IS MET AT THE EXPIRATION TIME OF THE OFFER. THE OFFEROR MAY FROM TIME TO TIME EXTEND THE OFFER BY MAKING A PUBLIC ANNOUNCEMENT BY A PRESS RELEASE THROUGH PR NEWSWIRE NO LATER THAN 9:00 A.M., NEW YORK CITY TIME, ON THE NEXT BUSINESS DAY AFTER THE PREVIOUSLY SCHEDULED EXPIRATION TIME. THE OFFEROR MAY ALSO MAKE AVAILABLE A SUBSEQUENT OFFERING PERIOD ON ONE OCCASION FOR A PERIOD OF NOT LESS THAN THREE AND NOT MORE THAN TWENTY BUSINESS DAYS DURING WHICH ALL SHARES TENDERED WILL BE PURCHASED AND PAID FOR AS THEY ARE TENDERED. ANNOUNCEMENT OF EXTENSIONS OR A SUBSEQUENT OFFERING PERIOD WILL BE MADE IN LUXEMBOURG BY PUBLICATION OF A NOTICE IN THE LUXEMBURGER WORT. SUPERIOR NAVIGATION MAY AMEND OR TERMINATE THE OFFER IF ANY OF THE EVENTS DESCRIBED IN "THE OFFER - CONDITIONS OF THE OFFER" HAVE OCCURRED.

     Tendering record holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Instruction 6 of the Letter of Transmittal, stock transfer taxes in respect of their sale of the Shares pursuant to the Offer. However, in order to avoid "backup withholding" of US federal income tax at a rate of 30% of the gross payment received pursuant to the Offer and other related tax penalties, each holder tendering ADSs and each US holder tendering Ordinary Shares is urged to provide the Offeror with either the holder's correct taxpayer identification number on Form W-9, or a certificate of the holder's non-US status as a non-US taxpayer on a Form W-8BEN, W-8IMY or other appropriate Form W-8. A substitute Form W-9 and Form W-8BEN are included with the Offer materials and holders may obtain a Form W-8IMY from the Depositary or the Luxembourg Receiving Agent. For more information, see "The Offer - Certain Tax Consequences" in this Offer.

     According to filings by Anangel with the SEC and other publicly available sources, as of January 30, 2002, there were 23,973,854 Shares issued and outstanding. The 11,745,854 outstanding Class A Shares (including 11,144,701
ADSs) consist of (i) 7,207,207 Shares (approximately 61% of all Class A Shares) owned by Angelicoussis family interests and (ii) 4,538,647 Shares held by a total of 79 holders of record. The 12,228,000 Class B Shares are owned by Anangel Integrity, a company controlled by Angelicoussis family interests. Therefore, the Angelicoussis family interests hold in the aggregate 19,435,207 Shares which represented approximately 81% of the Shares issued and outstanding.

     THIS OFFER AND IN THE CASE OF ADSS THE RELATED LETTER OF TRANSMITTAL AND IN THE CASE OF ORDINARY SHARES THE ACCEPTANCE FORM CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

     Anangel-American Shipholdings Limited was founded by the late Antonis Angelicoussis as a Cayman Islands company in April 1987 to be the holding company of subsidiaries engaged in acquiring, operating and disposing of ocean-going cargo vessels. Anangel's Class A Shares were first listed on the Luxembourg Stock Exchange in June 1987. Upon the death of the founder in 1989, control of Anangel passed to interests of his wife, Maria A. Angelicoussis. Their son, John Angelicoussis has been Chairman of Anangel's Board of Directors since 1989. Christos F. Kanellakis, the husband of their daughter, Anna, served on Anangel's Board from 1989 until 2001. Anangel sold ADSs to the public (approximately 19.06% of the Shares issued and outstanding after the offering) at $16.50 per share in June 1989. The ADRs have traded on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") since 1989 under the symbol "ASIPY." Anangel's Class B Shares are owned by a company controlled by Angelicoussis family interests.

     On November 19, 1999, Anangel offered its shareholders the right to purchase one additional Share for every two Shares held at the closing bid price of $5.75 on the Nasdaq as of November 15, 1999. The Angelicoussis and Kanellakis family interests agreed to purchase the Shares offered to them and all Shares offered to and not purchased by shareholders not controlled by Angelicoussis and Kanellakis family interests.

     This offering resulted in Anangel issuing 7,991,285 additional Shares, 7,167,148 (or approximately 89.69%) of which were purchased by Angelicoussis Shipholding Group Limited ("ASGL"), a company controlled by Angelicoussis and Kanellakis family interests, and its then wholly owned subsidiary, Anangel Integrity Compania Naviera S.A. ("Anangel Integrity"), a Panama corporation.

     By 2001, Christos F. Kanellakis and his wife, Anna, the sister of John Angelicoussis, were developing their own direct involvement in the shipping industry, which they intended to pursue further. At that time, the Kanellakis family interests together with the Angelicoussis family interests controlled approximately 81% of the outstanding Shares of Anangel. To avoid any conflicts of interest between Anangel and the Kanellakis family interests, it was agreed that the interests in Anangel would be reorganized so that the Angelicoussis family interests would become the sole beneficial owner of the Shares in Anangel held by ASGL and its subsidiaries.

     To facilitate this reorganization Anangel declared and paid a $3.00 per share cash dividend on May 4, 2001, to all shareholders of record as of April 30, 2001, and the Angelicoussis family interests then paid the Kanellakis family interests $6.00 per Anangel share for their interests in Anangel. In connection with this reorganization the Kanellakis family interests were also granted a 30 day option expiring on May 1, 2001 to purchase one or more of four vessels/newbuilding contracts at a strike price set at the fair market value determined by independent shipbrokers on March 31, 2001. The option was exercised by the Kanellakis family interests and all four vessels/newbuilding contracts were purchased.

     Subsequent to the reorganization, Anangel's management presented the Company's Board with a strategy for expanding Anangel's presence in the market place and increasing shareholder value. The Board endorsed the plan, which would have increased Anangel's involvement in the shipping industry and focused its activities around energy related transportation.

     As part of its plan to broaden its activities in the shipping industry, Anangel explored a number of merger and acquisition possibilities. On May 29, 2001, Anangel announced its acquisition of 25% of the outstanding shares of ACOL Tankers Limited ("ACOL") from Angelicoussis family interests for $47,404,000 and an option to acquire an additional 26% of ACOL's outstanding shares before December 31, 2001 at ACOL's net asset value at the time of exercise of the option. The 26% option was not exercised. ACOL is a privately owned owner/operator of modern crude oil tankers of which the Angelicoussis family interests controlled 78% of the shares before the sale to Anangel.

     Anangel's management has discussed merger possibilities with several shipping companies with no transactions emerging as possible without unacceptable dilution.

     Throughout Anangel's existence as a public company, its revenues and operating profits have generally increased while at the same time the price of its Shares has never commensurately increased. Despite the initiatives that have been taken to increase shareholder value, Anangel's share price has failed to improve and further expansion or acquisitions have become increasingly difficult.

     The Angelicoussis family interests have concluded that there is no advantage to them or the public shareholders to continue as a public company in light of the expenses of doing so and the inability to expand the ownership base and increase the size of the Company, especially in light of the worsening outlook for the global economy and the shipping industry in particular.

     At a meeting held by Anangel's Board of Directors in New York City on December 5, 2001, Mr. John Angelicoussis advised the Board that due to the prospects of both the dry cargo and oil tanker markets, there was little prospect that further initiatives to increase shareholder value would be any more successful than the initiatives already taken. It therefore made little sense for Anangel to continue to shoulder the burden and expense of being a public company, and therefore he was prepared to have a company controlled by his family interests make a tender offer for all of Anangel's outstanding Shares in an effort to take the Company private.

     The Board inquired about Anangel's current market, net asset and book value, as well as the contemplated going private procedure. Upon ascertaining that the contemplated purchase price offered a substantial premium over the market and net asset values, the Board endorsed Mr. Angelicoussis' proposal, subject to obtaining a fairness opinion from an independent source. The Board authorized the independent directors to obtain the fairness opinion.

     On December 6, 2001, Anangel issued a press release announcing that it had been notified that the Offeror intended to tender for the Shares on the terms of this Offer.

     On February 1, 2002, Poseidon Financial Corp., the investment adviser engaged by the independent directors, delivered its opinion that the proposed offer price of $5.00 per Share was fair to the public shareholders.

PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose of the Offer. The Offeror is making the Offer because the Offeror believes the Offer is a way to take Anangel private while affording the public shareholders the opportunity to sell their Shares at a fair price. The Angelicoussis family interests have endeavored for many years to increase the interests of others in Anangel and to expand the public ownership of the Company. These efforts have included the rights offering in 1999 (in which only approximately 10.31% of the Shares were purchased by shareholders other than Angelicoussis and Kanellakis family interests), various efforts to sell Shares to the public or merge with others, and the purchase of 25% of ACOL, an oil tanker company. The Angelicoussis family interests have concluded that it is not possible to increase the size or public ownership in the Company without unacceptable dilution, in light of current and projected world economic conditions and the markets for dry cargo carrying and oil tanker vessels and for equity interests in dry cargo and oil tanker owning and operating companies. The family interests have concluded that for the foreseeable future the number of publicly held Anangel Shares would likely remain relatively small and the market for those Shares would likely continue to be relatively illiquid. They believe the expense of providing for and maintaining a public market for the Shares does not and likely will not produce commensurate benefits either for the public holders or the family interests. The family interests have therefore concluded that a going private transaction should be undertaken through Superior Navigation, which is controlled by the Angelicoussis family interests, at a fair price, and Superior Navigation is undertaking the Offer to accomplish this result.

     The Compulsory Acquisition. If at least 90% of the Shares are tendered and accepted in the Offer, then, subject to and in accordance with Cayman Islands Companies Law, the Offeror intends, not later than two months following expiration of four months from the date of making the Offer, to give each shareholder that has not tendered pursuant to the Offer (a "Dissenting Shareholder") notice that the Offeror desires to acquire the Dissenting Shareholder's Shares pursuant to the procedure set out in Section 88 of the Cayman Islands Companies Law relating to a Compulsory Acquisition. A Compulsory Acquisition will not require any shareholder approval and will result in each Dissenting Shareholder receiving the same price paid for Shares in the Offer. This process is described in greater detail under "Appraisal Rights" below. Schedule II sets forth Section 88 of the Companies Law and the prescribed manner of notice to Dissenting Shareholders.

     Other. If the Offeror is not able to acquire all remaining ADSs and Ordinary Shares pursuant to a Compulsory Acquisition, the Offeror will explore other alternatives to acquire the entire equity interest in Anangel. The Offeror may seek to acquire additional ADSs and Ordinary Shares from holders or may pursue other transactions such as a reorganization, liquidation, reincorporation to a jurisdiction that permits squeeze out mergers, reverse stock split, or sale of the Company's assets and a liquidation. Although the Offeror currently has no plans with respect to such other means, future Share acquisitions may be by open market or privately negotiated purchases or otherwise. Such transactions might involve the exchange of cash or securities of the Offeror or some combination of cash and securities, and may be on terms and at prices more or less favorable than those of the Offer.

     The decision to enter into such future transactions and the forms they might take will depend upon relevant legal considerations and business and economic circumstances then existing, including the financial resources, the business, tax and accounting objectives of the Offeror, the performance of the Shares in the market, if any, the availability and alternative uses of funds, money market and stock market conditions and general economic conditions.

     Appraisal Rights. None of the Cayman Islands Companies Law, the Company's Articles of Association, the Company's Memorandum of Association or the Offer provides for appraisal or other similar rights.

     Under Section 88(1) of the Companies Law, if the Offeror acquires (or receives unconditional acceptances of the Offer in respect of) at least 90% in value of the Shares within four months after the commencement of the Offer, then it may give notice ("Notice") at any time within two months following the expiration of the four-month period to any Dissenting Shareholder that it desires to acquire the Shares held by such Dissenting Shareholder on the terms of the Offer. Each Dissenting Shareholder will then have one month from the date the Notice has been given to make an application to the Court for an order (an "Order") preventing the Offeror from so acquiring his or her Shares. If the application is not timely made, upon the Offeror transmitting a copy of the Notice to the Company and paying the applicable per Share price to the Company, the Company will be required to register the Offeror as the holder of those Shares. Any sums paid to the Company in respect of Shares to be acquired from Dissenting Shareholders are required to be held by the Company in trust for and, upon proof of identity and entitlement, paid over to the Dissenting Shareholders.

THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING HOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES THAT MAY BE FOLLOWED BY HOLDERS IN RESPECT OF A COMPULSORY ACQUISITION.

     The provisions of the Companies Law are complex and technical in nature. Holders may wish to consult their own counsel in respect of these matters.

     Plans for Anangel After Completion of the Offer. Subject to certain matters described below, the Offeror currently expects that following the Offer the business and operations of Anangel will continue as currently conducted. Superior Navigation intends that Anangel's operations will continue to be managed by its existing executive officers.

     Upon completion of the Offer, the interest of Superior Navigation in Anangel's net book value and net earnings will be in proportion to the number of Shares owned by Superior Navigation. If the Compulsory Acquisition is successfully consummated, Superior Navigation's interest in such items and in Anangel's equity will equal 100%, and Superior Navigation will be entitled to all benefits resulting from such interest, including all income generated by Anangel's operations and any future increase in Anangel's value. Similarly, after completion of the Offer and/or a Compulsory Acquisition, Superior Navigation will bear its proportionate share of any losses generated by Anangel and any future decrease in the value of Anangel. Based on Anangel's results for the fiscal year ended December 31, 2000, upon successful completion of the Offer and Compulsory

Acquisition, the Angelicoussis family interests beneficial share in Anangel's net book value and net earnings would increase from approximately 81% to 100% or by approximately $51,619,200 and $5,397,710, respectively. Subsequent to a successful consummation of a Compulsory Acquisition, current shareholders of Anangel not controlled by Angelicoussis family interests will cease to have any equity interest in Anangel, will not have the opportunity to participate in the earnings and growth of Anangel and will not have any right to vote on corporate matters. Similarly, current shareholders will not face the risk of losses generated by Anangel's operations or decline in Anangel's value after the consummation of the Compulsory Acquisition. If the Offer is completed but a Compulsory Acquisition is not undertaken or completed, the current shareholders of Anangel who have not tendered their Shares in the Offer will have a proportionate share of the equity interests in Anangel and a proportionate participation in the earnings and growth of Anangel and in its losses or declines in value.

     The ADSs are currently traded on the Nasdaq and the Class A Shares on the Luxembourg Stock Exchange. Following consummation of the Offer and the Compulsory Acquisition, the ADSs will no longer be listed on the Nasdaq or the Ordinary Shares on the Luxembourg Stock Exchange, and the registration of the ADSs under the Exchange Act will likely be terminated. Accordingly, there will be no publicly traded equity securities of Anangel outstanding and Anangel will no longer be required to file periodic reports with the SEC. See "The Offer - Effect of the Offer on the Market for the ADSs and Ordinary Shares" in this Offer.

     Except as otherwise discussed in this Offer, Superior Navigation has no plans that would result in any extraordinary corporate transaction, such as an amalgamation, reorganization, liquidation involving Anangel or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of Anangel or any of its subsidiaries or in any other material changes to Anangel's capitalization, dividend policy, indebtedness corporate structure, business or composition of the Board of Directors of Anangel or the management of Anangel.

CERTAIN OTHER RIGHTS OF HOLDERS

     Position of Anangel Regarding the Offer. Anangel is required by the Exchange Act to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after commencement of the Offer containing a statement of Anangel's position with respect to the Offer. Superior understands that Anangel will state that in the view of its independent directors the Offer is fair to the public shareholders and will recommend that the shareholders accept the Offer and that the opinion of an independent investment adviser to the effect that the Offer is fair to the public shareholders will be filed with the Schedule 14D-9.

POSITION OF THE OFFEROR REGARDING FAIRNESS OF THE OFFER

     Fairness. Superior Navigation believes that the price Superior Navigation is offering for the Shares is fair, based on the premium implicit in the Offer Price, the $3.00 per share dividend on May 4, 2001, the market price of the Shares since that date, the results of the rights offering in 1999, the book and market value of Anangel's assets, the unlikely prospects of increasing the size and the liquidity of the markets for the Shares, the outlook for the world economy and the stock markets generally and the shipping business specifically, and the failure to find appropriate mergers or acquisitions for Anangel at acceptable prices.

Certain Factors Considered in Determining Fairness:

o The average daily last sale prices on the Nasdaq over the 30, 60 and 90 day periods ending December 5, 2001, were $2.50, $2.55 and $2.99, respectively;

o the most recently reported sales price of the Shares prior to the public announcement of the Offer on December 5, 2001 was $3.351;

o    the small and relatively illiquid trading market for the Shares;

o Anangel has been unsuccessful in its efforts to engage in acquisitions, one of the advantages of being a public company upon which the decision to undertake Anangel's initial public offering was predicated;

o the unfavorable near and medium term prospects of increasing shareholder value in light of current and projected market conditions; and

o the Offer will provide consideration to the public shareholders entirely in cash.

     The principal financial issues taken into account prior to making the Offer and fixing the consideration offered to the holders of the Shares are discussed below.

     Current Market Price. The low market price of the Shares has reduced Anangel's ability to conduct placements, whether private or public, of its securities to raise capital and to perform acquisitions with its securities.

     The low volume of trading has resulted in an illiquid market for the Shares.

     Historical Market Prices. The historical market prices, whatever be the period examined (see, e.g., http://stockcharts.com), have declined over a sustained period, despite the fact that Anangel's revenues and net income have been cyclical, reflecting its business. Superior Navigation sees little reason to believe that Anangel's future results will be other than reflections of the cyclical nature of its business.

     Measures Taken. In 1999, Anangel made a rights offering to its shareholders in an effort to provide funds for capital investments and increase to the size of the trading market in its Shares. To ensure that the offering was fully subscribed and that Anangel would receive funding for its capital investment program, the Angelicoussis and Kanellakis family interests agreed to purchase the Shares offered to them and any Shares offered but not purchased by other shareholders. As a result of the offering, Anangel issued a total of 7,991,285 additional Shares, 7,167,148 (or approximately 89.69%) of which were purchased by the Angelicoussis and Kanellakis family interests.

     In 2001 Anangel paid a cash dividend of $3.00 per Share to facilitate the removal of the Kanellakis family interests in Anangel from Anangel's activities within the shipping industry. Anangel later in 2001 acquired a 25% stake in ACOL Tankers Limited and an option to purchase a further 26% of ACOL before December 31, 2001. However, due to the worsening outlook in the global economy generally and in the shipping industry in particular, these initiatives failed to improve Anangel's share price, which continued to decline during this period and made further expansion or acquisitions increasingly difficult.

     The Angelicoussis family interests did not consider soliciting a third-party offer for the publicly held shares in any depth, not believing that any such offer would be seriously undertaken in that (1) the Angelicoussis family interests have no present intention of selling their Shares and (2) there is a minimal market for acquiring minority positions in companies of this size with an already existing controlling interest. Consequently, the issue of soliciting third party offers was never considered a viable option by the Angelicoussis family interests, and was accordingly never factored into the consideration offered to the shareholders as a variable in determining the Offer Price. Superior Navigation, the Angelicoussis family interests, the independent committee of Anangel's Board and Anangel's Board all believe the Offer Price to be fair to Anangel's unaffiliated shareholders.

     No unaffiliated representative was hired to negotiate on behalf of the unaffiliated shareholders. The aggregate market value of the 4,523,307 Shares held by the unaffiliated shareholders was approximately $15,157,602 immediately prior to public notification of the Offer (whereas the purchase of the Shares held by the unaffiliated shareholders at the Share Offer Price will cost Superior Navigation approximately $22,616,535).

     In summary, the Offeror believes that its analysis of the factors considered in determining fairness as set forth in this section and the rights afforded to non-tendering shareholders by Cayman Islands law establish a reasonable basis for its determination that the Offer is substantively fair to unaffiliated shareholders, despite the fact that the Offeror did not structure the transaction so as to require the approval of unaffiliated shareholders or retain a representative to negotiate on their behalf.

     Independent Committee. When informed by John Angelicoussis, the Chairman of Anangel's Board, of the decision of the Angelicoussis family interests to have a company controlled by Angelicoussis family interests make a tender offer for all of Anangel's outstanding Shares, the Board formed a committee comprised of its independent directors, David Butters, Sheldon Gordon and Robert Savage (the "Independent Committee"). The Independent Committee endorsed the proposal, subject to receiving an opinion of an independent investment adviser to the effect that the transaction is fair to the shareholders not affiliated with Angelicoussis family interests.

     The Independent Committee retained Poseidon Capital Corp. ("Poseidon"), an independent investment adviser, to provide its opinion on the fairness of the Offer. Poseidon provided its opinion that the Offer is fair to the unaffiliated shareholders.

     On November 5, 2001, David Butters, one of Anangel's independent directors, resigned from the board of directors of Maran Holdings Ltd., a company controlled by Angelicoussis family interests and an affiliate of the Offeror. Upon review of the facts, the other independent directors of Anangel concluded that Mr. Butters had maintained his standing as an independent director.

RELATED PARTY TRANSACTIONS

     By 2001, ASGL, a company controlled by Angelicoussis and Kanellakis family interests, and its wholly-owned subsidiary, Anangel Integrity, owned approximately 78% of the Shares. Both Mr. John Angelicoussis and Mr. Christos Kanellakis, the husband of John Angelicoussis sister, Anna Kanellakis, were directors of Anangel. The Kanellakis family interests were developing their own direct involvement in shipping and intended to continue to develop this involvement in the future. In order to avoid any possible future conflicts of interest with Anangel, the Kanellakis and Angelicoussis family interests agreed that their interests in Anangel should be re-organized so that the Angelicoussis family interests would become the sole beneficial owners of the shares in Anangel owned by ASGL and Anangel Integrity. To facilitate this reorganization, on May 4, 2001, Anangel declared and paid a cash dividend of $3.00 per share to all shareholders of record on April 30, 2001. Anangel Integrity then acquired all the share capital of Anangel previously owned by ASGL, and ownership of Anangel Integrity was transferred to Angelicoussis family interests. Anangel Integrity also acquired shares in Anangel owned directly by Kanellakis family interests as of that date. All such transactions were at $6.00 per Anangel share.

     In connection with the above arrangements, Anangel also granted the Kanellakis family interests a thirty day option commencing on April 1, 2001 to purchase one or more of the following four vessels/newbuilding contracts: the Capesizes "Anangel Millennium" and "Anangel Century," both built in 2000, the Panamax "Anangel Afovos," which had been delivered to Anangel in March 2001, and Hull No. 1144. The option was exercised and the three vessels and one newbuilding contract, which had an aggregate carrying value of approximately $91.9 million at the time of sale, were purchased by the Kanellakis family interests effective May 1, 2001, at a price of $97.5 million, representing their fair market value as determined by independent shipbrokers as of March 31, 2001.

     On May 30, 2001, Anangel announced that it had acquired from Angelicoussis family interests a 25% stake in ACOL and an option to acquire an additional 26% of that company prior to December 31, 2001. ACOL is a privately owned owner/operator of modern crude oil tankers then controlled by Angelicoussis family interests to the extent of 78%. Anangel paid US$47,404,000 for the 25% ACOL stake, which was based on ACOL's net asset value as of May 1, 2001. The option for the additional 26% expired without exercise. Net asset value was per books adjusted by the market value of ships owned as established by five independent ship valuers.

     On May 30, 2001, Anangel announced the cancellation of its Panamax order with Daewoo Shipping and Marine Engineering and ordered a 300,000 DWT VLCC for delivery in the second quarter 2003, which order Anangel assigned to Angelicoussis family interests for US$4,200,000, an arm's length price.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

     Holders of Shares should be aware that the same Angelicoussis family interests which control approximately 81% of the outstanding Shares of Anangel also control the Offeror. The interests of the Angelicoussis family interests conflict with those of the other holders of Shares. The Angelicoussis family interests intend to tender their Shares in the Offer and invest the proceeds in Superior Navigation shares.

BENEFICIAL OWNERSHIP OF SHARES

     As of the date of this Offer, Angelicoussis family interests beneficially owned, as defined by Rule 13d-3 of the Exchange Act, 19,435,207 Shares or approximately 81% of the outstanding Shares.

                                    THE OFFER

GENERAL

     Superior Navigation, the Offeror, is offering to acquire all outstanding Shares on the terms and conditions set forth in this Offer. The Offer is being made to (i) all holders of record of ADSs and (ii) to all holders of record of Ordinary Shares.

TERMS OF THE OFFER

     The Offer is conditioned on at least 90% of the ADSs and Ordinary Shares being validly tendered and not withdrawn under the Offer prior to the expiration of the Offer.

     Subject to rules of the SEC, the Offeror reserves the right (but is not obligated) at any time and from time to time to extend the period during which the Offer is open or to amend the Offer, by giving oral or written notice of the extension to the Depositary, the Luxembourg Receiving Agent and the Information Agent and by making a public announcement of the extension, as described below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED ADSS OR ORDINARY SHARES, WHETHER OR NOT THE OFFER IS EXTENDED.

     The Offer is conditioned on, among other things, satisfaction of the Minimum Condition that Shares which represent at least 90% of the outstanding Shares are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer. The Offer is also subject to certain other conditions set forth in "The Offer - Conditions of the Offer." If the Minimum Condition or any of the other conditions referred to in "The Offer - Conditions of the Offer" are not satisfied or any of the events specified in "The Offer - Conditions of the Offer" have occurred or are determined by the Offeror to have occurred prior to the Expiration Time, the Offeror reserves the right (but is not obligated) to
(i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering Holders or (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by applicable law and applicable rules and regulations of the SEC, purchase all Shares validly tendered and not validly withdrawn.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next New York business day after the previously scheduled Expiration Time. Superior Navigation will make any public announcement by a press release through PR Newswire. "New York business day" means any day, other than Saturday, Sunday or a US federal holiday.

     Subject to the rights of holders to withdraw tendered ADSs or Ordinary Shares before the Expiration Time, the Offeror also reserves the right to retain until the Expiration Time, all ADSs and Ordinary Shares that have been tendered during the period or periods for which the Offer is extended. During any such extension, all ADSs and Ordinary Shares previously tendered and not withdrawn will remain subject to the terms and conditions of the Offer, subject to the rights of a tendering holder to withdraw any tendered ADSs or Ordinary Shares before the Expiration Time. See "The Offer - Withdrawal Rights" in this Offer.

     If the Offeror materially changes the terms of the Offer or the information concerning the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by the Exchange Act. If the Offeror should before the Expiration Time increase the consideration offered in the Offer, the increase will be applicable to all Shares accepted pursuant to the Offer. If the Offer is scheduled to expire earlier than the tenth business day from and including the date notice of any increase is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of the tenth business day.

     The Offeror, subject to certain conditions, may make available a subsequent offering period (the "Subsequent Offering Period") by extending the Offer immediately upon expiration of the original Offer period on one occasion for a period of not less than three and not more than 20 business days.

     If the Offeror commences a Subsequent Offering Period, the Offeror may accept immediately for payment all tenders of Shares during the Subsequent Offering Period and to pay promptly for all Shares so tendered, at the same $5.00 per Share with the Offer.

     During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights, and the Offer will be subject to the same conditions to which the Offer is subject prior to the Subsequent Offering Period to the extent of Shares not previously accepted for payment.

     THE OFFEROR MAY INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER IN THE CIRCUMSTANCES SET FORTH ABOVE. PURSUANT TO RULE 14D-11 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE OFFER PRICE OF $5.00 PER SHARE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER AND IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Bank of New York, the depositary under Anangel's ADR program, has provided the Offeror with a list of ADR holders and Anangel's Luxembourg registry of Ordinary Shares, First European Transfer Agent ("FETA"), has provided the Offeror with a list of registered holders of Ordinary Shares for the purpose of disseminating the Offer to holders of Shares subject to the Offer. This Offer and the related materials are being mailed by the Offeror to holders of record of the Shares and are being furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or who are listed as participants in a clearing agency's security position listing, for transmittal to beneficial owners of the Shares.

PROCEDURES FOR TENDERING ADSS AND ORDINARY SHARES

     Valid Tender of ADSs. This section should be read together with the instructions in the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in and form a part of the Letter of Transmittal. The instructions printed on the Letter of Transmittal form a part of the terms of the Offer with respect to the ADSs.

     In order to avoid "backup withholding" of US federal income tax at a rate of 30% and other related tax penalties, each holder of ADSs participating in the Offer is urged to provide the Offeror with such holder's correct taxpayer identification number on Form W-9, or if appropriate, a certificate of such holder's non-US status on a Form W-8BEN, W-8IMY or other appropriate Form W-8. A substitute Form W-9 and a Form W-8BEN have been included as part of the Offer materials and a Form W-8IMY may be obtained from the Depositary. For more information, see "The Offer - Certain Tax Consequences" in this Offer.

     In order for ADSs to be validly tendered (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer before the Expiration Time and either (A) the ADR certificates evidencing the tendered ADSs must be received by the Depositary along with the Letter of Transmittal or (B) the ADSs must be tendered by book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Time, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     The Offer in respect of ADSs shall be validly accepted by the tendering holder upon delivery of a Letter of Transmittal, the relevant ADR certificates evidencing ADSs (or, in the case of a book-entry transfer, an Agent's Message and Book-Entry Confirmation (each as defined below)) and other required documents to the Depositary by holders of ADSs (without any further action by the Depositary), subject to the terms and conditions herein and in the Letter of Transmittal. The acceptance of the Offer by a tendering holder of ADSs pursuant to the procedures described above will be deemed to constitute a binding agreement between such tendering holder of ADSs and the Offeror upon the terms of the Offer.

     IF ADR CERTIFICATES EVIDENCING ADSS HAVE BEEN TENDERED BY A HOLDER OF ADSS, THEN THE SHARES REPRESENTED BY SUCH ADSS MAY NOT ALSO BE TENDERED.

     WE ADVISE EACH HOLDER OF ADSS THAT THE METHOD THE HOLDER CHOOSES TO SEND ADR CERTIFICATES AND THE PROPER COMPLETION OF AND DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY TRUST COMPANY ("BOOK-ENTRY TRANSFER FACILITY"), IS AT THE OPTION AND RISK OF HOLDER, AND THAT DELIVERY WILL BE DEEMED MADE ONLY WHEN THE PROPER MATERIALS ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK ENTRY CONFIRMATION (AS DEFINED BELOW)). IF DELIVERY IS MADE BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY BEFORE THE EXPIRATION TIME.

     Book-Entry Transfer. The Depositary will establish an account with respect to interests in ADSs held in book-entry form at the Book-Entry Transfer Facility for purposes of the Offer within two New York business days after the date of this Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer.

     Although delivery of interests in ADSs evidenced by ADRs may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of interests in ADSs, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer before the Expiration Time for ADSs evidenced by ADRs to be validly tendered, or the guaranteed delivery procedures described below must be complied with.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, and forming a part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     The term "Book-Entry Confirmation" means the confirmation of a book-entry transfer of ADSs into the Depositary's account at the Book-Entry Transfer Facility.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY ACCORDING TO THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (most commercial banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (each of the foregoing being referred to as an "Eligible Institution") unless the ADSs tendered thereby are tendered:
(i) by a registered holder of ADSs who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If an ADR certificate is registered in the name of a person other than the signer of the Letter of Transmittal, then the ADR certificate must be endorsed or accompanied by appropriate stock powers, signed exactly as the name(s) of the registered holder(s) appear on the ADR certificate, with the signature(s) on such ADR certificate or stock powers guaranteed by an Eligible Institution. Evidence of the payment of any applicable stock transfer tax must also be presented. See Instructions 1 and 5 of the Letter of Transmittal.

     If the ADRs are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a copy thereof) must accompany each such delivery.

     Guaranteed Delivery Procedures. If a holder of ADSs desires to tender ADSs pursuant to the Offer and such holder's ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the Depositary or complete the procedures for book-entry transfer before the Expiration Time, as the case may be, such ADSs may nevertheless be tendered if all of the following conditions are satisfied:

     (1) the tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith or, in the case of a book-entry transfer, a message transmitted through the Book-Entry Transfer Facility pursuant to which the participant agrees to be bound by the Notice of Guaranteed Delivery, is received by the Depositary as provided below before the Expiration Time; and

     (3) the ADRs representing all tendered ADSs, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, Book-Entry Confirmation and an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A "Nasdaq trading day" means any day on which the Nasdaq is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after receipt by the Depositary within the permitted period of time of ADRs evidencing such ADSs, or of Book-Entry Confirmation, and a properly completed and duly executed Letter of Transmittal (or copy thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal.

     The guaranteed delivery procedures will not be available to holders tendering Ordinary Shares.

     Partial Tenders. If fewer than all the ADSs evidenced by any ADRs delivered to the Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of ADSs that are to be tendered in the box entitled "Number of ADSs Tendered." In such case, a new ADR for the remainder of the ADSs represented by the surrendered ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the Expiration Time.

     Appointment as Proxy and Attorney. By tendering ADSs, a holder irrevocably appoints the Offeror and each of its directors and officers from time to time jointly, and each of them severally, such holder's true and lawful agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to receive all benefits and otherwise exercise all rights of beneficial ownership of the ADSs tendered by such holder and accepted for payment by the Offeror and with respect to any and all other securities issued or issuable in respect of such ADSs on or after the date of this Offer. All such appointments will be considered coupled with an interest in the tendered ADSs. Any such appointment will be effective when, and only to the extent that, the Offeror accepts for payment ADSs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to the ADSs will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) in respect of any annual, special or adjourned meeting of otherwise, as they in their sole discretion deem proper. The Offeror reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon the Offeror's acceptance for payment of such ADSs, the Offeror must be able to exercise full voting, consent and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) including voting at any meeting of Holders.

     As set forth in "The Offer - Withdrawal Rights," the Offer will not be deemed to be validly accepted in respect of any ADSs and Ordinary Shares which have been validly withdrawn, and accordingly, the foregoing proxy and power of attorney will cease to be effective in respect of any ADSs that are validly withdrawn. If such ADSs and Ordinary Shares are subsequently re-tendered, the appointment of proxies and attorneys-in-fact with respect to those ADSs and the effectiveness of the appointment as described above will apply.

     Valid Tender of Ordinary Shares. This section should be read together with the instructions on the Acceptance Form. The provisions of this section shall be deemed to be incorporated in and form a part of the Acceptance Form. The instructions printed on the Acceptance Form form a part of the terms of the Offer with respect to the Ordinary Shares.

     In order to avoid possible "backup withholding" of US federal income tax at a rate of 30% and other related tax penalties, each US Holder of Ordinary Shares participating in the Offer is urged to provide the Offeror with such holder's correct taxpayer identification number on Form W-9. Non-US Holders of Ordinary Shares with accounts maintained at locations outside the United States into which payment will be transferred are not requested or required to submit a certificate to prevent backup withholding. Other non-US Holders of Ordinary Shares, including non-US Holders with accounts maintained at locations inside the United States or its possessions into which payment will be transferred, may be requested to complete and submit an appropriate US Form W-8BEN, W-8IMY, or other appropriate Form W-8. A substitute Form W-9 and a Form W-8BEN have been included as part of the Offer materials and a Form W-8IMY may be obtained from the Luxembourg Receiving Agent. For more information, see "The Offer - Certain Tax Consequences" in this Offer.

     For a holder of Ordinary Shares to validly tender such Ordinary Shares, an Acceptance Form, completed and duly executed, together with any other required documents, must be received before the Expiration Time by the Luxembourg Receiving Agent at its address set forth on the back cover page of this Offer.

     The Acceptance Form must be completed and signed by the Shareholder or an authorized representative of such Shareholder (and accompanied by proper evidence satisfactory to the Luxembourg Receiving Agent of such representative's authority) and delivered to the Luxembourg Receiving Agent by mail, hand delivery or by facsimile transmission. If the FETA account to which such Ordinary Shares are credited has been encumbered, the person in whose favor such encumbrance has been granted must consent to the transfer of the Ordinary Shares free of any encumbrances by endorsing the Acceptance Form.

     By executing and delivering the Acceptance Form, a holder of Ordinary Shares authorizes the Luxembourg Receiving Agent to transfer such Ordinary Shares to a special blocked FETA account opened in the name of the accepting Shareholder, with the Luxembourg Receiving Agent as trustee. The Offeror has the right to accept or reject tendered Ordinary Shares which are not available in the tendering Shareholder's FETA account when the Luxembourg Receiving Agent receives the Acceptance Form.

     The Luxembourg Receiving Agent will also be irrevocably authorized, on behalf of the trustee of such accounts, to debit the tendered Ordinary Shares from the new FETA account. Accordingly, at the time of settlement FETA will, upon instruction from the Luxembourg Receiving Agent, transfer the Ordinary Shares to the Offeror and, in a continuous transaction, effect a cash settlement on behalf of the Offeror. The Offer Price is expected to be available to account holders within seven Luxembourg business days after the Expiration Time.

     Shareholders tendering their Ordinary Shares in response to the Offer will retain their shareholder rights until settlement has taken place.

     Acceptance of the Offer pursuant to the procedures described above constitutes a binding agreement between the accepting holder of Ordinary Shares and the Offeror according to the terms and conditions set forth herein and in the Acceptance Form.

     WE ADVISE EACH HOLDER OF ORDINARY SHARES THAT THE METHOD THE HOLDER CHOOSES TO SEND THE ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTS, AND THE PROPER COMPLETION OF AND DELIVERY OF THE ACCEPTANCE FORM AND SUCH DOCUMENTS, IS AT THE OPTION AND RISK OF THE HOLDER, AND THAT DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE LUXEMBOURG RECEIVING AGENT. IF DELIVERY IS MADE BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY BEFORE THE EXPIRATION TIME.

     Notwithstanding the foregoing, the Offeror may in its discretion treat any Acceptance Form received by the Luxembourg Receiving Agent as valid or waive any requirement of this section, but the payment of the consideration in the Offer will not be made until any irregularity has been resolved or waived and all documents have been received by the Luxembourg Receiving Agent.

     If fewer than all of the Shares registered to an Anangel shareholder's FETA account are to be tendered, the holder thereof should so indicate in the Acceptance Form by filling in the number of Ordinary Shares to be tendered in paragraph 2 of the Acceptance Form. In such case, the Luxembourg Receiving Agent will transfer only the number of Ordinary Shares so indicated in paragraph 2 of the Acceptance Form.

     Determination of Validity of the Tender of ADSs and Ordinary Shares. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered ADSs and Ordinary Shares pursuant to any of the procedures described above will be determined by the Offeror in its sole discretion and in accordance with Cayman law.

     The Offeror reserves the absolute right to reject any and all tenders of ADSs and Ordinary Shares determined by it not to be properly tendered. The Offeror reserves the right to reject any and all tenders of any ADSs and Ordinary Shares if their acceptance may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the right to waive any defects, irregularities or conditions in any tender of ADSs and Ordinary Shares by any particular holder of ADSs and Ordinary Shares whether or not similar defects or irregularities are waived in respect of other holders of ADSs and Ordinary Shares. If any tendered ADSs are not purchased because of an invalid tender, the ADR certificates evidencing such ADSs and other documents relating to such ADSs, if any, will be returned, without expense to, but at the risk of, the tendering Holder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable. Any tendered Ordinary Shares not purchased because of an invalid tender will similarly be returned by transfer of such Ordinary Shares to the holder's FETA account.

     Neither the Offeror, nor the Depositary, nor the Luxembourg Receiving Agent, nor any other person shall be under any duty to give or incur any liability for failure to give any notification of defects or irregularities. Tenders of ADSs and Ordinary Shares will not be deemed to have been made until all such defects or irregularities have been cured or waived or satisfied before the Expiration Time.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this section, tenders of ADSs and Ordinary Shares are irrevocable. Tenders of ADSs and Ordinary Shares pursuant to the Offer may be withdrawn in accordance with the procedures set forth below at any time before the Expiration Time, and unless previously accepted for payment and paid for by the Offeror pursuant to the Offer, may be withdrawn at any time after April 13, 2002.

     Withdrawals of tenders of ADSs and Ordinary Shares may not be rescinded, and any ADSs and Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, the Offer may be accepted again in respect of the withdrawn ADSs and Ordinary Shares by the holder re-tendering those ADSs and Ordinary Shares by following one of the procedures described in "The Offer - Procedures For Tendering ADSs and Ordinary Shares" at any time before the Expiration Time.

     For purposes of the Offer, a withdrawal of ADSs is considered to be a withdrawal of the underlying Ordinary Shares. Withdrawals may be made in whole or in part.

     Withdrawal of ADSs. For a withdrawal of ADSs to be effective, a written or facsimile notice of withdrawal of such ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth on the back cover page of this Offer. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary, and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer - Procedures For Tendering ADSs and Shares," any such notice of withdrawal must also specify the name and number of the account at the Book- Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary as provided herein prior to the Expiration Time.

     Withdrawal of Ordinary Shares. For a withdrawal of Ordinary Shares to be effective, a written or facsimile notice of withdrawal of such Ordinary Shares must be received by the Luxembourg Receiving Agent before the Expiration Time at its address set forth on the back cover page of this Offer. Any such notice must specify the name of the shareholder whose Ordinary Shares are to be withdrawn, the number of Ordinary Shares to be withdrawn and the FETA account to which the withdrawn Ordinary Shares are to be transferred. With respect to withdrawn Ordinary Shares, the Luxembourg Receiving Agent will credit the withdrawing holder's FETA account with such withdrawn Ordinary Shares.

     Determination of Validity of Withdrawal of ADSs and Ordinary Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. No withdrawal of ADSs and Ordinary Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offeror, Anangel, the Depositary, the Luxembourg Receiving Agent, the Information Agent, the International Offer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR ADSS AND ORDINARY SHARES

     Payment. Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment and will pay for all ADSs and Ordinary Shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "The Offer - Withdrawal Rights" promptly after the later to occur of (i) the Expiration Time (ii) the satisfaction or waiver of the Minimum Condition and (iii) the satisfaction or waiver of the conditions set forth in "The Offer - Conditions of the Offer," including, but not limited to, but not limited to, the regulatory conditions specified in "The Offer - Legal Matters; Regulatory Approvals." The currency of payment will be US dollars.

     Acceptance for Payment of ADSs. In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Depositary within the permitted period of time of (i) either (A) the ADR certificates which evidence such ADSs, or (B) Book-Entry Confirmation of transfer of such ADSs into the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer - Procedures for Tendering ADSs and Ordinary Shares," (ii) either (A) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, ADSs properly tendered to the Offeror and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which pursuant to the Letter of Transmittal will be appointed and will act as agent for tendering holders for the purpose of receiving payment from the Offeror and transmitting payment in accordance with such tendering holder's instructions in the Letter of Transmittal. The Offeror's acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Offeror upon the terms and subject to the conditions of the Offer.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders of ADSs, the Offeror's obligation to make such payment shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer.

     Acceptance for Payment of Ordinary Shares. In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt before the Expiration Time by the Luxembourg Receiving Agent of a properly completed and duly executed Acceptance Form and any other required documents.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Ordinary Shares validly tendered to the Offeror and not properly withdrawn if and when the Offeror gives oral or written notice to the Luxembourg Receiving Agent of the Offeror's acceptance of such Ordinary Shares for payment. Payment for Ordinary Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Luxembourg Receiving Agent, which pursuant to the Acceptance Form will be appointed and will act as agent for tendering holders for the purpose of receiving payment from the Offeror and transmitting payment to such tendering holders. The Offeror's acceptance for payment of Ordinary Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Offeror upon the terms and subject to the conditions of the Offer.

     Upon the deposit of funds with the Luxembourg Receiving Agent for the purpose of making payments to tendering holders of Ordinary Shares, the Offeror's obligation to make such payments shall be satisfied and tendering holders must thereafter look solely to the Luxembourg Receiving Agent for payment of amounts owed to them by reason of the acceptance for payment of Ordinary Shares pursuant to the Offer.

     General. The Offeror will pay any stock transfer taxes (including stamp duty) incident to the transfer to it of validly tendered ADSs and Ordinary Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal and in the Acceptance Form, as well as any charges and expenses of the Depositary and Luxembourg Receiving Agent.

     If any tendered ADSs are not purchased pursuant to the Offer for any reason or if ADRs are submitted evidencing more ADSs than are tendered, then ADRs evidencing unpurchased or untendered ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs tendered by book-entry transfer, into the Depositary's account at the Book-Entry Transfer Facility), as promptly as practicable following the expiration of the Offer. If any tendered Ordinary Shares are not purchased pursuant to the Offer for any reason, those tendered Ordinary Shares will be credited to the holder's FETA account as promptly as practicable following the expiration of the Offer.

CERTAIN TAX CONSEQUENCES

     Certain US Federal Income Tax Consequences of the Offer and Compulsory Acquisition. The following is a discussion of certain US federal income tax consequences of the Offer and Compulsory Acquisition to holders of ADSs and Ordinary Shares without regard to the particular facts and circumstances of each holder. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended ("the Code"), Treasury Department Regulations issued pursuant to the Code and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not discuss all aspects of US federal income taxation which may be important to particular holders in light of their individual circumstances, such as holders who acquired their ADSs and Ordinary Shares through the exercise of options or otherwise as compensation, holders who are deemed by the application of Sections 304(c) and 318(a) to constructively own shares of the Offeror as a result of a relationship with any of the Angelicoussis family interests, or to holders subject to special tax rules (e.g., financial institutions, broker-dealers, mutual funds, insurance companies, persons that hold their shares as part of a straddle, constructive sale or conversion transaction and tax-exempt organizations). In addition, this discussion does not address state, local or foreign tax consequences. Holders of ADSs and Ordinary Shares are urged to consult their tax advisers regarding the specific US federal, state, local and foreign income and other tax consequences of the Offer.

     For purposes of this discussion, a beneficial holder of ADSs and Ordinary Shares is a "United States Person," for US federal income tax purposes, if the holder is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for US federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a US court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A beneficial holder of Shares and ADSs that is a United States person is a "US Holder" and a beneficial holder of Shares and ADSs that is not a US Holder is a "Non-US Holder."

     US Holders. In general, a US Holder will recognize gain or loss upon the receipt of payment in exchange for ADSs and Ordinary Shares pursuant to the Offer and Compulsory Acquisition in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the ADSs and Ordinary Shares tendered or sold. For these purposes, the "amount realized" will be the US dollar value of the payment received for the ADSs and Ordinary Shares on the date such payment is received, whether or not such payment is actually converted into US dollars. Such gain or loss generally will be capital gain or loss if the ADSs and Ordinary Shares disposed of are held as capital assets. Capital gains recognized by an individual US Holder generally are subject to tax at a maximum rate of 20% in respect of property held for more than one year.

     The Company has stated in its Form 20-F, which has been incorporated by reference into the Schedule TO filed with the SEC, that it is of the view that the Company is not a passive foreign investment company ("PFIC"). A PFIC is any foreign corporation if, for any taxable year, either (i) 75% or more of its gross income consists of "passive" income or (ii) at least 50% of the average value of its assets produce, or are held to produce, passive income. If the Company were a PFIC, then generally the US tax consequences to a United States person who directly or indirectly disposes of an interest in a PFIC are that (i) such person is not entitled to capital gain treatment upon such disposition,
(ii) a non-deductible interest charge is imposed to reflect the person's deferral of tax and (iii) gain on shares acquired from a decedent may be determined without the full step-up in basis that can otherwise apply in the case of property acquired from a decedent.

   Non-US Holders. A non-US Holder will generally not be subject to US federal income tax on gain recognized upon the exchange of ADSs and Ordinary Shares for cash pursuant to the Offer and Compulsory Acquisition unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-US Holder or (ii) in the case of a non-US Holder who is a non-resident alien individual, such holder is present in the United States for 183 days or more and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States. Non-US Holders should also consult applicable treaties, if any, which may exempt them from US taxation on any such gain.

     Information Reporting And Backup Withholding. Payments made to holders of ADSs and Ordinary Shares pursuant to the Offer and Compulsory Acquisition may be subject to information reporting to the US Internal Revenue Service and to US backup withholding at the rate of 30% on the gross amount of such payments. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or a certificate of foreign status and makes certain other required certifications, or who is otherwise exempt from backup withholding (e.g., a US corporation). To avoid information reporting and backup withholding, holders of the ADSs and US Holders of Ordinary Shares who tender their Shares pursuant to the Offer may provide the Depositary or the Luxembourg Receiving Agent, as the case may be, with a properly executed substitute Form W-9 ("Request for Taxpayer Identification Number and Certification"), in the case of a US Holder, or a properly executed Form W-8BEN, W-8IMY (together with all appropriate attachments) or other appropriate Form W-8, in the case of a non-US Holder. Non-US Holders of Ordinary Shares with accounts maintained at locations outside the United States into which payment will be transferred are not requested or required to submit a certificate to prevent backup withholding. Other non-US Holders of Ordinary Shares, including non-US Holders with accounts maintained at locations inside the United States or its possessions into which payment will be transferred, may be requested to complete and submit an appropriate US Form W-8BEN, W-8IMY, or other appropriate Form W-8. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a holder's US federal income tax liability, provided the required information is furnished to the US Internal Revenue Service. A substitute Form W-9 and Form W-8BEN are included with the Offer materials for your convenience. Additional Forms W-9, additional Forms W-8BEN, and Form W-8IMY, may be obtained upon request from the Depositary or the Luxembourg Receiving Agent.

PRICE RANGE OF SHARES; DIVIDENDS

     ADSs. Anangel's ADSs trade on the Nasdaq under the symbol "ASIPY." The following table sets forth, for the quarter indicated, the actual high and low sales prices per ADS (each representing one Class A Share) on the Nasdaq.

     Class A Shares. The Company's Class A Shares are listed on the Luxembourg Stock Exchange. Since January 1, 2001, only two trades were made in the Company's Class A Shares. Both trades were made on March 6, 2001, one was for 24,000 shares at a price of $6.00 and the other one for 1,000 shares at $6.00.

                          NASDAQ NATIONAL MARKET SYSTEM

                                               PRICE OF ADSS
                                              ---------------
                                              HIGH       LOW
                                              -----     -----
                                              (US$)     (US$)
     Fiscal Year Ended December 31,
       2000
       First Quarter.........                 5.438     4.875
       Second Quarter........                 6.250     4.375
       Third Quarter.........                 7.250     4.625
       Fourth Quarter........                 7.125     5.000
     Fiscal Year Ended December 31,
       2001
       First Quarter.........                7.750*     5.031
       Second Quarter........                8.040*     3.500
       Third Quarter.........                 4.600     2.300
       Fourth Quarter........                 4.900     1.860
     Fiscal Year Ending December 31,
       2002
       First Quarter (through February
        8, 2002).............                 4.690     4.500

     * Extraordinary dividend of $3.00 was announced on February 23, 2001, and paid on May 4, 2001.


     On December 5, 2001, the last full trading day prior to the public announcement of the Offer, the last reported sales price of the ADSs on the Nasdaq was $3.351 per share. On February 8, 2002, the most recent practicable date prior to printing of this Offer to Purchase, the last reported sales price of the ADSs was $4.69 per Share. HOLDERS ARE URGED TO OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR THE ADSS AND ORDINARY SHARES.

     Class B Shares. Anangel's Class B Shares are not listed or traded on any securities exchange, and no trading market exists for the Class B Shares.

     Dividends. Anangel has no fixed dividend policy at present. On May 4, 2001 the Company paid a special dividend of $3.00 per share, or a total of $71,921,562, to its shareholders. $29,508,000 of this dividend was paid out of Retained Earnings, with the balance paid out of Surplus Paid-in Capital. Anangel funded the dividend payment out of its cash reserves and the balance through a facility made available by Anangel's bankers.

EFFECT OF THE OFFER ON THE MARKET FOR THE ADSS AND ORDINARY SHARES

     Market For the ADSs and Ordinary Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Depending upon the number of Shares so purchased, the purchase will likely adversely affect the liquidity and market value of any Shares held by the public after the Offer is completed.

     Stock Quotation. Depending on the number of ADSs and Ordinary Shares purchased in the Offer and assuming the prerequisites for such actions are satisfied, Superior Navigation intends to seek to cause Anangel to delist the ADSs and Ordinary Shares from the Nasdaq and the Luxembourg Stock Exchange, respectively, following consummation of the Offer.

     In the event that the ADSs are no longer listed on the Nasdaq or the Class A Shares on the Luxembourg Stock Exchange, quotations may still be available from other sources. The extent of the public market for the ADSs and Ordinary Shares and the availability of such quotations would, however, depend upon the number of holders of such ADSs and Ordinary Shares remaining at such time, the interest in maintaining a market in such ADSs and Ordinary Shares on the part of securities firms and other factors, including the possible termination of registration under the Exchange Act as described below.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Anangel to the SEC if the ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of ADSs and Ordinary Shares in the United States. The termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Anangel to holders of ADSs and to the SEC and would make certain provisions of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions no longer applicable to the ADSs and Ordinary Shares. In addition, "affiliates" of Anangel and persons holding "restricted securities" of Anangel may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for Nasdaq National Market System reporting.

     THE OFFEROR CURRENTLY INTENDS TO SEEK TO CAUSE ANANGEL TO TERMINATE THE REGISTRATION OF THE ADSS AND THE ORDINARY SHARES UNDER THE EXCHANGE ACT AS SOON AS PRACTICABLE AFTER CONSUMMATION OF THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

     Margin Regulations. The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotation, following the Offer, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

CERTAIN INFORMATION CONCERNING THE COMPANY

     Anangel-American Shipholdings Limited. Anangel was incorporated in the Cayman Islands on April 14, 1987 under the Companies Law of 1960 of the Cayman Islands (as amended) as the holding company of subsidiaries engaged in the business of owning and operating ocean-going dry cargo vessels. The Company's principal objectives were to achieve (i) operating profits from chartering of ocean-going dry cargo vessels and (ii) capital gains through market value appreciation from the selective and timely acquisition and disposal of such vessels. In the spring of 2001, the Company announced that it would focus the Company's operations in such a manner as to service the demands of energy related transportation, and on May 29, 2000 announced its acquisition of 25% of the outstanding shares of ACOL, an owner/operator of modern crude oil tankers.

     As of January 31, 2002, following the delivery of one Panamax vessel of 75,000 dead weight tonnes ("DWT"), the Company owned and operated 22 dry cargo vessels, with an aggregate capacity of 1,840,811 DWT. The Company's fleet is managed by Anangel Maritime Services, Inc. (the "Manager"). The Company's principal office is that of the Manager, which is located at Sygrou Avenue 354, Kallithea, Athens, GR 176-74, Greece, and its telephone number is +30 10 946 7200.

     The Company was established with two classes of Ordinary Shares, nominal value $1.00 each, outstanding, consisting of Class A and Class B Shares. All of the Class B Shares, which from inception have accounted for approximately 51% of the total ordinary share capital in issue, were acquired by Anangel Integrity, which until May 1, 2001 was a wholly owned subsidiary of ASGL (which together with its subsidiaries and its affiliates is collectively referred to herein as the "Angelicoussis Group"). On May 1, 2001, Anangel Integrity acquired all of the Company's Shares held by ASGL in a reorganization of the ownership structure of the Company. For further discussion of the reorganization see "Special Factors - Background of the Offer" and "Special Factors - Position of the Offeror Regarding Fairness of the Offer."

     Selected Historical Financial Data of Anangel. Set forth below is certain summary consolidated financial information for Anangel for the fiscal years ended December 31, 2000, 1999 and 1998 as contained in the Anangel Form 20-F filed with the SEC. More comprehensive financial information is included in the Anangel Form 20-F and in the other reports and documents filed by Anangel with the SEC. This information should be read in conjunction with the audited consolidated financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Form 20-F. The Company's financial statements are prepared in accordance with generally accepted accounting principles in the United States. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above under "Available Information." Also set forth below is certain summary consolidated unaudited interim financial information for Anangel for the nine months ended September 30, 2001, and 2000, as published by Anangel on December 6, 2001 and filed with the SEC on Form 6-K. The above mentioned documents are incorporated by reference into this Offer to Purchase.

          ANANGEL-AMERICAN SHIPHOLDINGS LIMITED SELECTED FINANCIAL DATA

                                                            NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                     -----------------------------------  ----------------------
                        2000         1999        1998        2001        2000
                     ----------   ----------  ----------  ----------  ----------
                                                              (UNAUDITED)

                         (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE DATA)
 KEY FIGURES FROM
   CONSOLIDATED
STATEMENTS OF INCOME:
---------------------
Revenue from voyages     97,514       63,660      61,521      69,012      72,552
Operating                30,569      (1,672)     (3,108)      23,106      21,042
  Profit/(Loss)
Realization of            1,455           --          --          --       1,029
  shipping investments
Net Income/(Loss)        28,409     (17,324)     (5,666)      21,278      18,146
AMOUNTS PER ORDINARY
  SHARE :
Earnings (basic and       $1.18      ($1.07)     ($0.35)       $0.89       $0.76
  diluted)
Dividends Ordinary           --           --          --          --          --
KEY FIGURES FROM
  CONSOLIDATED CASH
  FLOW:
Net cash provided by     87,418       13,289       7,191        --**        --**
  operating activities
Vessel acquisitions    (68,622)     (53,006)     (9,215)        --**        --**
Proceeds from             1,455           --          --        --**        --**
  realization of
  shipping investments
Proceeds of issue of         --       45,406          --        --**        --**
  ordinary shares
Issue/(repayment) of   (12,803)       15,378     (7,963)        --**        --**
  long term debt
  /capital lease
  creditor
Repurchase agreements  (27,644)        3,264      15,047        --**        --**
Funds provided by         (193)           12         759        --**        --**
  bank overdrafts
Dividends paid               --           --          --        --**        --**
Increase/(Decrease)     (5,058)          127       1,300        --**        --**
  in Restricted cash
  (*)
Increase/(Decrease)    (21,242)       24,470       7,119        --**        --**
  in cash and cash
  equivalents (*)
KEY FIGURES FROM
  CONSOLIDATED
  BALANCE SHEETS :
Vessels at cost         600,208      525,719     481,525     529,412     599,729
Depreciation          (196,151)    (173,606)   (152,453)   (210,008)   (190,251)
Total assets            514,824      517,991     462,035     467,480     534,291
Long term debt          208,048      208,318     185,557     208,572     208,205
Total Shareholders'     271,680      243,271     215,189     226,914     261,364
  Equity
Ordinary Shares      23,973,854   23,973,854  15,982,569  23,973,854  23,973,854
  Outstanding

----------------------

(*) Reclassifications have been made in the above Table in order to conform the 1999 and 1998 figures to the treatment of these items in the 2000 financial statements.

(**) Not published by the Company in its unaudited interim financial information. The Company historically has not reported a ratio of earnings to fixed charges.

     The Company historically has not reported a ratio of earnings to fixed charges.

CERTAIN INFORMATION CONCERNING THE OFFEROR

     Superior Navigation Ltd. Superior Navigation, the Offeror, was incorporated in the Republic of Liberia on July 25, 2001, and is controlled by the Angelicoussis family interests that control 81% of the Shares. Its principal office is located at Sygrou Avenue 354, Kallithea, Athens, GR-176-74, Greece. Its telephone number is +30 10 946 7200.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     Shareholders also should be aware that the Offeror is controlled by the same Angelicoussis family interests that control approximately 81% of Anangel and therefore has actual or potential conflicts of interest in connection with the Offer.

     As of October 9, 2001, no director or executive officer of Anangel and its subsidiaries had beneficial ownership of more than 1% of the outstanding shares.

     As of October 9, 2001, Demetrios A. Stylianou, Director and Treasurer of Anangel, owned 10,000 Class A Shares, and Constantinos Panagopoulos, Director and Assistant Secretary of Anangel, owned 4,000 Class A Shares, an aggregate of 14,000 Class A Shares constituted approximately 0.21% of the outstanding Class A Shares. Anangel's directors and executive officers have advised Superior Navigation they will tender all their Shares in the Offer. If the Offeror purchases all Shares under the Offer and assuming the directors and executive officers tender their Shares, then after the purchase, all directors and executive officers of Anangel and its subsidiaries as a group would beneficially own no Shares.

     Based on Anangel's advice to Superior Navigation and representations Anangel obtained from its directors, executive officers, associates and subsidiaries, neither Anangel, nor any associate or subsidiary of Anangel nor, to the best of Superior Navigation's knowledge, any of the directors or executive officers of Anangel or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 60 days before the date hereof.

     Except as otherwise described herein, neither the Offeror nor, to the best of the Offeror's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Anangel, including, but not limited to, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the Shares of Anangel, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SOURCE AND AMOUNT OF FUNDS

     The Offeror estimates that the total amount of funds required to purchase all outstanding ADSs and Ordinary Shares tendered by other than Angelicoussis family interests and to pay the fees and expenses related to the Offer will be approximately US$24 million. The Offeror intends to pay for the Shares tendered by the Angelicoussis family interests by a note which the Offeror will repurchase from the noteholder by issuing Shares of the Offeror. The Offeror has the necessary funds from cash on hand.

CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror's rights to extend and amend the Offer at any time in its sole discretion, the Offeror shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or the payment for, any tendered Shares (whether or not any Shares have previously been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (1) at the Expiration Time the Minimum Condition (90% the

Shares tendered and not withdrawn) is not satisfied or (2) at any time on or after February 12, 2002 and prior to the time of payment for any such Shares, any of the following events occur:

     (a) any change (or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of the Company or any of its subsidiaries which has or might reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by the Offeror as a result of the Offer or the Compulsory Acquisition (a "Diminution in Value"); or

     (b) any government or governmental authority or agency, domestic, foreign or supranational, or any industry self-regulatory organization (a "Governmental Entity") has instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action which (i) challenges the acquisition by the Offeror (or any affiliate of the Offeror) of any Shares pursuant to the Offer or the Compulsory Acquisition, restrains, prohibits or materially delays the making or consummation of the Offer or the Compulsory Acquisition, prohibits the performance of any contracts or other arrangements entered into by the Offeror in connection with the acquisition of the Shares, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Compulsory Acquisition, (ii) seeks to prohibit or limit materially the ownership or operation by the Company or the Offeror of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of the Offeror and any of its affiliates and its subsidiaries taken as a whole, or to compel the Company or the Offeror (or any affiliate of the Offeror) to dispose of or to hold separate all or any material portion of the business or assets of the Offeror and any of its affiliates and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Compulsory Acquisition, (iii) seeks to impose any material limitation on the ability of the Company or the Offeror to conduct the Company's business or own the Company's assets, (iv) seeks to impose or confirm any material limitation on the ability of the Offeror to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by the Offeror of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value or (vii) seeks to impose any condition to the Offer unacceptable to the Offeror; or

     (c) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Compulsory Acquisition, prohibits the performance of any contracts or other arrangements entered into by the Offeror in connection with the acquisition of the Shares or the Company or otherwise directly or indirectly materially and adversely affects the Offer or the Compulsory Acquisition, (ii) prohibits or limits materially the ownership or operation by the Company or the Offeror of all or any material portion of the business or assets of the Company and its subsidiaries or of the Offeror and any of its affiliates, or compels the Company or the Offeror (or any affiliate of either) to dispose of or to hold separate all or any material portion of its business or assets as a result of the transactions contemplated by the Offer or the Compulsory Acquisition, (iii) imposes any material limitation on the ability of the Company or the Offeror to conduct the Company's business or own its assets, (iv) imposes or confirms any material limitation on the ability of the Offeror to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) requires divestiture by the Offeror of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a

          Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to the Offeror in its reasonable discretion; or

     (d) there has been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by the Offeror of any Shares pursuant to the Offer or the Compulsory Acquisition, seeks to restrain, prohibit or materially delay the making or consummation of the Offer or the Compulsory Acquisition, seeks to prohibit the performance of any contracts or other arrangements entered into by the Offeror in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Compulsory Acquisition, (ii) seeks to prohibit or limit materially the ownership or operation by the Company or the Offeror (or any affiliate of the Offeror) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of the Offeror and its affiliates taken as a whole, or to compel the Company or the Offeror (or any affiliate of the Offeror) to dispose of or to hold separate all or any material portion of the business or assets of the Offeror and its affiliates taken as a whole or of the Company and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Compulsory Acquisition, (iii) seeks to impose any material limitation on the ability of the Company or the Offeror (or any affiliate of the Offeror) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Offeror (or any affiliate of the Offeror) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by the Offeror (or any affiliate of the Offeror) of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Offeror in its reasonable discretion; and which in the case of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) is successful or the Offeror determines, in its reasonable discretion, has a reasonable possibility of being successful; or

     (e) a statute, rule or regulation is enacted or asserted to be applicable to the Offer or the Compulsory Acquisition, or any other action is taken by any Governmental Entity or court, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of paragraph (b) above; or

     (f) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any US national securities exchange or the Luxembourg Stock Exchange or in the over-the-counter market in the United States or Luxembourg, (ii) any declaration of a banking moratorium by United States federal, New York, European Union or Luxembourg authorities, (iii) any material limitation by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States or Luxembourg market in loans, (iv) any commencement or escalation of a war (including the current war on terrorism conducted by the United States and others), armed hostilities or other national or international calamity directly or indirectly involving the United States or Luxembourg, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or Luxembourg or (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which in the reasonable judgment of the Offeror, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Compulsory Acquisition and/or with acceptance for payment of Shares.

     The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror, in whole or in part, at any time and from time to time in the reasonable discretion of the Offeror. The failure by the Offeror at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered Shares that have not previously been accepted for payment will be returned to the tendering shareholder.

LEGAL MATTERS; REGULATORY APPROVALS

     Except as described above, the Offeror is not aware of any license or regulatory permit that appears material to Anangel's business that might be adversely affected by Superior Navigation's acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by Superior Navigation as contemplated by the Offer. Should any such approval or other action be required, the Offeror presently contemplates that the Offeror will seek that approval or other action. The Offeror is unable to predict whether the Offeror would be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Anangel's business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares is subject to conditions. See "The Offer - Conditions of the Offer."

EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

     Superior Navigation expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "The Offer - Conditions of the Offer" have occurred or are deemed by the Offeror to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and the Luxembourg Receiving Agent and making a public announcement of the extension. Superior Navigation also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in "The Offer - Conditions of the Offer" herein by giving oral or written notice of such termination or postponement to the Depositary, the Luxembourg Receiving Agent and making a public announcement of such termination or postponement. Superior Navigation's reservation of the right to delay payment for Shares which it has accepted for payment is limited by rules under the Exchange Act, which require that Superior Navigation pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Superior Navigation further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in "The Offer - Conditions of the Offer" shall have occurred or shall be deemed by Superior Navigation to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to holders of Shares or by decreasing or increasing the number of Shares being sought. Amendments to the Offer may be made at any time and effected by public announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which Superior Navigation may choose to make a public announcement, except as required by applicable law, Superior Navigation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire.

     If Superior Navigation materially changes the terms of the Offer or the information concerning the tender offer, Superior Navigation will extend the Offer to the extent required by the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of ADSs and Ordinary Shares sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Superior Navigation increases or decreases the price to be paid for shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders, the Offer will be extended until the expiration of such period of ten business days. If the Offeror increases or decreases the consideration to be paid for Shares in the Offer, the increase or decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer.

FEES AND EXPENSES

     Anangel's independent directors engaged Poseidon Capital Corp. to provide a fairness opinion. Poseidon Capital Corp. will receive compensation from Anangel.

     The Bank of New York, the depositary for Anangel's ADR program, is the Depositary in the Offer and Dexia Banque Internationale a Luxembourg, societe anonyme, its listing agent in Luxembourg, is the Luxembourg Receiving Agent. Mellon Investor Services LLC is the Information Agent and may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. First European Transfer Agent S.A. is the International Offer Manager. The International Offer Manager, Information Agent, Luxembourg Receiving Agent and Depositary will each receive reasonable and customary compensation for their respective services from the Offeror, will be reimbursed by the Offeror for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the Offer to be paid by the Offeror will be approximately as set forth below:

            Luxembourg Receiving Agent Fees ........................... $ 10,000
            Depositary Fees ...........................................   30,000
            Information Agent Fees ....................................   15,000
            Filing Fees ...............................................   12,000
            Legal Fees and Expenses ...................................  300,000
            ADR Program Termination Fee ...............................  250,000
            Printing and Mailing Costs,
              Miscellaneous............................................  100,000

     No fees or commissions will be payable by Superior Navigation to brokers, dealers, commercial banks or trust companies (other than fees to the Depositary, the Luxembourg Receiving Agent, the Information Agent and the International Offer Manager as described above) for soliciting tenders of Shares under the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary or the Luxembourg Receiving Agent. Superior Navigation, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Superior Navigation, the dealer manager, the Information Agent or the Depositary for purposes of the Offer. Superior Navigation will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in this document and Instruction 6 in the related Letter of Transmittal and Acceptance Form.

MISCELLANEOUS

     Superior Navigation is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Superior Navigation becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, Superior Navigation will make a good faith effort to comply with the applicable law. If, after such good faith effort, Superior Navigation cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Superior Navigation by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Superior Navigation has filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Available Information" with respect to information concerning Anangel.

     The results of the Offer will be announced by filing a final amendment to the Schedule TO with the SEC and by publishing a notice in the Luxemburger Wort in Luxembourg.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF SUPERIOR NAVIGATION NOT CONTAINED IN THIS OFFER, THE LETTER OF TRANSMITTAL OR THE ACCEPTANCE FORM. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUPERIOR NAVIGATION. THE DELIVERY OF THIS OFFER SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANANGEL OR SUPERIOR NAVIGATION SINCE THE DATE OF THIS OFFER OR THAT THE INFORMATION IN THIS OFFER IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFER. TO THE BEST OF THE OFFEROR'S KNOWLEDGE, THE INFORMATION HEREIN IS TRUE AND CORRECT IN ALL MATERIAL RESPECTS.



                                     SUPERIOR NAVIGATION LTD.


 Febrary 12. 2002

                                   SCHEDULE I


                    INFORMATION CONCERNING THE DIRECTORS AND


                 EXECUTIVE OFFICERS OF SUPERIOR NAVIGATION LTD.

     Directors and Executive Officers the Offeror. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror.

     The principal address of the Offeror and the business address of the directors and executive officers listed below is Sygrou Avenue 354, Kallithea, Athens, GR 176-74, Greece.


     NAME/CITIZENSHIP                POSITION            PRINCIPAL OCCUPATION
------------------------  -------------------------  ---------------------------

Demetrios A. Stylianou      Director and President     Director and Treasurer,
Greece                                                 Anangel-American
                                                       Shipholdings Limited

George Chalkias             Director                   Attorney at Law, Anangel
Greece                                                 Maritime Services, Inc.

Mina Karatza                Director and Treasurer     Chief Accounting
Greece                                                 Officer, Anangel
                                                       Maritime Services, Inc.

                                   SCHEDULE II


               CAYMAN ISLANDS COMPANIES LAW (2001 SECOND REVISION)

     EXTRACT OF RELEVANT PROVISIONS APPLICABLE TO THE COMPULSORY ACQUISITION

 SECTION 88 POWER TO ACQUIRE SHARES OF DISSENTIENT SHAREHOLDERS (Companies Law)

(1) Where a scheme or contract involving the transfer of shares or any class of shares in a company (in this section referred to as "the transferor company") to another company, whether a company within the meaning of this Law or not (in this section referred to as "the transferee company") has, within four months after the making of the offer in that behalf by the transferee company, been approved by the holders of not less than ninety percent in value of the shares affected, the transferee company may, at any time within two months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given, the Court thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

(2) Where a notice has been given by the transferee company under this section and the Court has not, on an application made by the dissenting shareholder, ordered to the contrary, the transferee company shall, on the expiration of one month from the date on which the notice has been given or, if an application to the Court by the dissenting shareholder is then pending, after that application has been disposed of, transmit a copy of the notice to the transferor company and pay or transfer to the transferor company the amount or other consideration representing the price payable by the transferee company for the shares which by virtue of this section that company is entitled to acquire, and the transferor company shall thereupon register the transferee company as the holder of those shares.

(3) Any sums received by the transferor company under this section shall be paid into a separate bank account, and any such sums and any other consideration so received shall be held by that company on trust for the several persons entitled to the shares in respect of which the said sum or other consideration were respectively received.

(4)   In this section:

     "dissenting shareholder" includes a shareholder who has not assented to the scheme or contract and any shareholder who has failed or refused to transfer his shares to the transferee company in accordance with the scheme or contract.

                The Luxembourg Receiving Agent for the Offer is:

                    DEXIA BANQUE INTERNATIONALE A LUXEMBOURG
                                 SOCIETE ANONYME
                                69, route d'Esch
                                     BP 2205
                                L-2953 Luxembourg
                         Telephone: +352 4590 2392, +352 4590 4327
                                 Facsimile: +352 4590 4218

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK
      By Mail:                    By Hand:             By Overnight Delivery:
THE BANK OF NEW YORK        THE BANK OF NEW YORK        THE BANK OF NEW YORK
  Tender & Exchange          Tender & Exchange      Tender & Exchange Department
     Department                  Department           385 Rifle Camp Road, 5th
   P.O. Box 11248         1 Wall Street, 3rd Floor             Floor
Church Street Station     New York, New York 10286   West Paterson, New Jersey
 New York, New York                                            07424
     10286-1248

                                  By Facsimile:
                                  (For Eligible
                               Institutions only)
                                +1 (973) 247-4077

                              For Confirmation Only
                                   Telephone:
                                +1 (973) 247-4075


                   The International Manager for the Offer is:

                       FIRST EUROPEAN TRANSFER AGENT S.A.
                              5, rue Thomas Edison
                                 L-1445 Strassen
                                 G-D Luxembourg
                          Telephone: +352 2547 01 9202
                           Telefax: +352 2547 01 9500


                     The Information Agent for the Offer is:

                          MELLON INVESTOR SERVICES LLC
                                 44 Wall Street
                                    7th Floor
                            New York, New York 10005
                   Call Toll-Free in the US: +1 (877) 698-6870
                Call Collect if Outside the US: +1 (201) 373-5026